FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-01

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]
Sent: Monday, July 15, 2019 4:19 PM
Subject: BMARK 2019-B12 -- New Issue Announcement (Public)

BMARK 2019-B12 -- New Issue Announcement (Public)

$1,040.209mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup, J.P. Morgan, and Deutsche Bank Securities

Co-Managers: Drexel Hamilton and Academy Securities

						UW NOI
Class	S&P/Fitch/MSTR	Size($mm)	C/E	WAL(yr)	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA	16.310	30.000%	2.66	38.6%	16.0%
A-2	AAA(sf)/AAAsf/AAA	221.930	30.000%	4.96	38.6%	16.0%
A-3	AAA(sf)/AAAsf/AAA	5.920	30.000%	6.85	38.6%	16.0%
A-4	AAA(sf)/AAAsf/AAA	215.000	30.000%	9.71	38.6%	16.0%
A-5	AAA(sf)/AAAsf/AAA	321.699	30.000%	9.87	38.6%	16.0%
A-AB	AAA(sf)/AAAsf/AAA	22.612	30.000%	7.44	38.6%	16.0%
A-S	AA(sf)/AAAsf/AAA	143.478	17.500%	9.94	45.5%	13.6%
B	NR/AA-sf/AA-	50.217	13.125%	9.94	47.9%	12.9%
C	NR/A-sf/A	43.043	9.375%	9.94	49.9%	12.4%

Collateral Summary
Initial Pool Balance:	$1,181.872mm
Number of Mortgage Loans:	47
Number of Mortgaged Properties:	117
Average Cut-off Date Mortgage Loan Balance:	$25.146mm
Weighted Average Mortgage Interest Rate:	4.17220%
Weighted Average Remaining Term to Maturity/ARD (months):	107
Weighted Average Remaining Amortization Term (months):	345
Weighted Average Cut-off Date LTV Ratio:	55.1%
Weighted Average Maturity Date/ARD LTV Ratio:	52.4%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.45x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgaged Properties with Single Tenants:	21.0%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	38.8%

Property Type:	31.9% Office, 28.8% Retail, 13.1% Mixed Use, 12.8% Multifamily, 6.0% Hospitality
Top 5 States:	20.6% California, 18.8% New York, 9.2% Texas, 7.0% Florida, 4.3% Delaware
Risk Retention:	L-Shaped

Master Servicer:	Midland Loan Services
Special Servicer:	Midland Loan Services, Pacific Life Insurance Company, and Trimont Real Estate Advisors
Operating Advisor:	Pentalpha Surveillance, LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing:	Week of 7/15/2019
Anticipated Closing:	8/8/2019

Term Sheet

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Annex

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICERS, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.